EXHIBIT 99.1

For Immediate Release

June 4, 2003

Western Wireless International Agrees to Sell Interest in Croatian Wireless Operator

BELLEVUE, Wash. (June 4, 2003)—Western Wireless International Corporation (“WWI”), a subsidiary of Western Wireless Corporation (NASDAQ: WWCA), today announced its agreement to sell its 19% interest in VIPnet d.o.o. (“VIPnet”), a Croatian wireless operator, to Mobilkom Austria Aktiengesellschaft & CO KG (“Mobilkom”). VIPnet is the largest GSM operator in Croatia. Mobilkom is the majority owner of VIPnet.

WWI’s expects proceeds from the sale of its interest and related shareholder debt will be $70 million. Completion of the transaction is conditioned upon, among other things, consents from VIPnet’s senior lenders and the National Bank of Croatia. WWI expects that the transaction will close within 30 days. WWI will realize a 42% internal rate of return on its investment.

“We are very pleased to demonstrate again the value we can create for our shareholders as an operating partner in our international ventures,” said John Stanton, Chairman and Chief Executive Officer of Western Wireless Corporation. “Our recent transactions in Iceland and Croatia demonstrate our success as both a controlling shareholder and as a minority owner.”

“Our partnership with Mobilkom has been a case study in how two operators from different continents can work together to build a successful business in a new market,” continued Brad Horwitz, president of WWI. “It has been an excellent partnership and we will look forward to Mobilkom’s continued success in Croatia.”

WWI was advised by Goldman Sachs in this transaction.

About Western Wireless International

Through its operating companies, WWI operates wireless networks in nine countries: Ireland, Austria, Slovenia, Croatia, Georgia, Ghana, Côte d’Ivoire, Bolivia and Haiti. As of March 31, 2003, WWI’s consolidated operations served 836,400 customers.

About Western Wireless Corporation

Western Wireless Corporation, located in Bellevue, Washington, was formed in 1994 through the merger of two rural wireless companies. Following the merger, Western Wireless continued to invest in rural cellular licenses, acquired six PCS licenses in the original auction of PCS spectrum in 1995 through its VoiceStream subsidiary, and made its first international investment in 1996. Western Wireless went public later in 1996 and completed the spin-off of VoiceStream in 1999. Western Wireless now serves over 1.2 million subscribers in 19 western states under the Cellular One® and Western Wireless® brand names.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These risks include increased levels of competition, restrictions on the Company’s ability to finance its growth, any market changes that would significantly decrease consumer demand for wireless products, changes in technology, changes in, or failure to comply with, governmental regulations, general economic and business conditions, both nationally and in the regions in which Western Wireless operates, and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its periodic reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact:

Investment Community:	Media:
Steve Winslow	John Snyder
Western Wireless Corporation	Snyder Investor Relations
(800) 261-5960	(206) 262-0291
steve.winslow@wwireless.com	jsnyder@snyderir.com